Exhibit 5.1

January 5, 2007

ManTech International Corporation

12015 Lee Jackson Highway

Fairfax, VA 22033

RE:	Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the above-captioned Registration Statement on Form S-8 (the “Registration Statement”) filed by ManTech International Corporation., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to 609,296 shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Shares”), that may be issued pursuant to the conversion of a like number of shares of the Company’s Class B Common Stock held in the ManTech International Corporation Supplemental Executive Retirement Plan (F/B/O George J. Pedersen), as amended and restated effective as of January 1, 2005 (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and when the Shares have been issued, delivered and paid for upon exercise of options duly granted pursuant to the terms of the Plan, such Shares will be validly issued, fully paid and nonassessable.

We understand that this opinion is to be used in connection with the Company Registration Statement on Form S-8 relating to the Shares to be filed with the Securities and Exchange Commission under the Act.

The opinions expressed in this letter are solely for your information and use, and no other person may rely upon or otherwise use the opinions for any purpose without our express written consent.

Very truly yours,

/s/ McGuireWoods LLP

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